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Exhibit 3.3

ARTICLES OF INCORPORATION
OF
CECIL FEDERAL BANK

        For the purpose of organizing a Maryland state commercial bank to carry on the business of banking under the laws of the State of Maryland upon conversion of Cecil Federal Savings Bank, a federal stock savings bank, pursuant to Maryland and Federal law, the undersigned does enter into the following Articles of Incorporation:

        FIRST: The title of this association (the "Bank") shall be "CECIL FEDERAL BANK".

        SECOND: The principal banking office of the Bank shall be in Elkton, Cecil County, Maryland. The general business of the Bank shall be conducted at its principal banking office and its branches.

        THIRD: The registered office of the Bank shall be located at 127 North Street, Elkton, Maryland 21922. The initial registered agent of the Bank at such address shall be Mary B. Halsey.

        FOURTH: The Board of Directors of the Bank shall consist of not less than five (5) nor more than thirty (30) persons, the exact number of directors within such minimum and maximum limits to be fixed and determined from time to time by resolution of the shareholders at any annual or special meeting thereof. Except as otherwise provided by the laws of the State of Maryland, any vacancy in the Board of Directors occurring as a result of the removal of a director or an increase in the number thereof shall be filled by a vote of the shareholders, unless such shareholders reserve same for action by the Board of Directors; a vacancy occurring for any other reason may be filled by action of the Board of Directors.

        No person shall be eligible for election or appointment to the Board of Directors if such person is under twenty-one (21) or over seventy (70) years of age at the time of his or her election or appointment. No director shall serve beyond the annual meeting of shareholders immediately following his or her seventieth (70th) birthday. The limitations of this paragraph shall not apply to a person serving as an advisory director or a director emeritus or to the persons, listed below, who serve as directors as of December 31, 2001.

        The Board of Directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the entire Board of Directors shall permit, which classes shall be designated Class I, Class II, and Class III. At each annual meeting of shareholders beginning in 2002, successors to the class of directors whose term expires at such annual meeting shall be elected for a term of three years.

        (1)  The following directors shall be assigned to Class I and shall serve until the 2002 annual meeting of shareholders:

    Doris P. Scott
    Howard B. Tome
    Donald F. Angert

        (2)  The following directors shall be assigned to Class II and shall serve until the 2003 annual meeting of shareholders:

    Howard J. Neff
    Mary B. Halsey

        (3)  The following directors shall be assigned to Class III and shall serve until the 2004 annual meeting of shareholders.

    Thomas L. Foard
    Charles Sposato
    Matthew G. Bathon

        Notwithstanding the foregoing, a director whose term shall expire at any annual meeting shall continue to serve until such time as his successor shall have been duly elected and shall have qualified unless his position on the Board of Directors shall have been abolished by action taken to reduce the size of the Board of Directors prior to said meeting.

        Should the number of directors of the Bank be reduced, the directorship(s) eliminated shall be allocated among classes as appropriate so that the number of directors in each class is as nearly equal as possible. The Board of Directors shall designate, by the name of the incumbent(s), the position(s) to be abolished. Notwithstanding the foregoing, no decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Should the number of directors of the Bank be increased, the additional directorships shall be allocated among classes as appropriate so that the number of directors in each class is as nearly equal as possible.

        Whenever the holders of any one or more series of preferred stock of the Bank shall have the right, voting separately as a class, to elect one or more directors of the Bank, the Board of Directors shall consist of said directors so elected in addition to the number of directors fixed as provided above in this Article FOURTH. Notwithstanding the foregoing, and except as otherwise may be required by applicable law, whenever the holders of any one or more series of preferred stock of the Bank shall have the right, voting separately as a class, to elect one or more directors of the Bank, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

        FIFTH: The names and residence addresses of the eight (8) persons who shall serve on the initial Board of Directors of the Bank until their successors are elected and qualified are as follows:

Name	Address
Donald F. Angert	1 Chesapeake Drive Havre de Grace, MD 21078
Matthew G. Bathon	74 Paul Revere Road Lexington, MA 02421
Thomas L. Foard	716 Biddle Street Chesapeake City, MD 21915
Mary B. Halsey	207 Smith Road Rising Sun, MD 21911
Howard J. Neff	P.O. Box 768 Perryville, MD 21903
Doris P. Scott	327 Hermitage Drive Elkton, MD 21921
Charles Sposato	209 Oldfield Point Circle Elkton, MD 21921
Howard B. Tome	565 Biggs Highway Rising Sun, MD 21911

        SIXTH: The annual meeting of shareholders for the election of directors and the transaction of whatever other business may be brought before said meeting shall be held at the principal banking office of the Bank or such other place as the Board of Directors may designate, on the day of each year specified therefor in the Bylaws, but if no election is held on that day, it may be held on any subsequent day according to the provisions of law; and all elections shall be held according to such lawful regulations as may be prescribed by the Board of Directors. There shall be no cumulative voting by shareholders of any class or series in the election of directors of the Bank.

        SEVENTH: The aggregate number of shares of all classes of capital stock which the Bank has authority to issue is 150,000, of which 100,000 are to be shares of common stock, $10.00 par value per share, and of which 50,000 are to be shares of serial preferred stock, $10.00 par value per share. The total par value of all of the shares of capital stock authorized hereunder is $1,500,000. The authorized capital stock may be increased or decreased from time to time in accordance with the provisions of the laws of Maryland.

        The shares of capital stock of the Bank may be issued from time to time as authorized by the Board of Directors without the approval of the shareholders except to the extent that such approval is required by governing law, rule or regulation. Such authorization by the Board of Directors may be made by a majority or such other vote of the Board of Directors as may be provided in the Bank's Bylaws. Except as provided in these Articles of Incorporation, the Board of Directors is authorized, by resolution or resolutions from time to time adopted, to provide for the issuance of serial preferred stock in one or more series, and to fix and state the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each series, and the qualifications, limitations and restrictions thereof.

        No holder of shares of the capital stock of any class of the Bank shall have any pre-emptive or preferential right of subscription to any shares of any class of stock of the Bank, whether now or hereafter authorized, or to any obligations convertible into stock of the Bank, issued or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors in its discretion from time to time may determine and at such price as the Board of Directors from time to time may fix.

        The Bank, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders.

        EIGHTH: The Board of Directors shall elect one of its members President of the Bank and one of its members Chairman of the Board. The Board of Directors shall have the power to elect one or more Vice Presidents, a Secretary, a Treasurer or Cashier, and such other officers and employees as may be required to transact the business of the Bank.

        NINTH: The nature of the business and the objects and purposes to be transacted, promoted or carried on by the Bank are to engage in any lawful act or business for which commercial banks may be organized under Title 3 of the Financial Institutions Article of the Code of Maryland, as amended.

        TENTH: The corporate existence of the Bank shall continue until terminated in accordance with the laws of the State of Maryland.

        ELEVENTH: The Board of Directors of the Bank, or any one or more shareholders owning, in the aggregate, not less than 25% of the stock generally entitled to vote in the election of directors of the Bank, may call a special meeting of shareholders at any time. Unless otherwise provided by the laws of Maryland, a notice of the time, place, and purpose of every annual and special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of the Bank. In addition to any other required notice and unless not otherwise required by law, at least one notice of the annual meeting of shareholders shall be published at least ten days before the meeting in a newspaper published or circulated in the county where the Bank has its principal banking office.

        TWELFTH: To the fullest extent permitted by Maryland statutory or decisional law as the same exists now or may hereafter be amended or interpreted, no director of the Bank shall be personally liable to the Bank or its shareholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment or repeal of this Article TWELFTH, nor the adoption of any provision of these Articles of Incorporation inconsistent with this Article TWELFTH, shall eliminate or reduce the effect of this Article TWELFTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article TWELFTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

        THIRTEENTH: Except as otherwise limited by the laws of Maryland, the Bank shall indemnify (a) its directors to the fullest extent provided by the general laws of the State of Maryland now or hereafter in force, including the advance of expenses under the procedures provided by such laws; (b) its officers who are directors to the same extent it shall indemnify its directors; (c) its officers who are not directors to such further extent as shall be authorized by the Board of Directors and consistent with law; and (d) its other employees and agents to the extent as shall be authorized by the affirmative vote of the majority of its Board of Directors and be consistent with such laws.

        The Bank may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Bank to such extent as shall be authorized by the affirmative vote of a majority of its Board of Directors and be consistent with the general laws of the State of Maryland now or hereafter in force.

        FOURTEENTH: These Articles of Incorporation may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of two-thirds of the stock of the Bank entitled to vote thereon, unless the vote of the holders of a lesser amount of stock is permitted by law, and in that case by the vote of the holders of such lesser amount.

        FIFTEENTH: The Conversion of Cecil Federal Savings Bank into the Bank has been approved by Cecil Bancorp, Inc., the sole stockholder of Cecil Federal Savings Bank, in the manner required by federal law.

        IN WITNESS WHEREOF, the undersigned, being the President and Chief Executive Officer of Cecil Bancorp, Inc., acknowledges these Articles to be the Act of Cecil Bancorp, Inc. pursuant to Section 3-801 of the Financial Institutions Article and the General Corporation Law of the State of Maryland.

Executed this            day of August, 2002.

ATTEST:	CECIL BANCORP, INC.

Brian J. Hale, Assistant Secretary	Mary B. Halsey, President and Chief Executive Officer

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  Exhibit 3.3
ARTICLES OF INCORPORATION OF CECIL FEDERAL BANK